FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

File pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person
     Ali Jenab
     230 Deanza Lane
     Los Altos, CA 94022

2.   Date of Event Requiring Statement (Month/Day/Year)
     1/24/01

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol
     Tower Automotive, Inc. TWR

5.   Relationship of Reporting Person to Issuer (Check all applicable)

     __X__ Director                          _____ 10% Owner
     _____ Officer (give title below)        _____ Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     _X_ Form filed by One Reporting Person
     ___ Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security (Instr. 4)
     Common Stock

2.   Amount of Securities Beneficially Owned (Instr. 4)
     0

3.   Ownership Form: Direct (D) or Indirect (I)  (Instr. 5)


4.   Nature of Indirect Beneficial Ownership (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)
                                                                        (Over)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security (Instr. 4)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable:
     Expiration Date:


3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

     Title
     Amount or Number of Shares


4.   Conversion or Exercise Price of Derivative Security

5.   Ownership Form or Dervivative Security: Direct (D) or Indirect (I)
     (Instr. 5)


6.   Nature of Indirect Beneficial Ownership (Instr. 5)



Explanation of Responses:




                          By: /s/ Ali Jenab                           2/14/01
                              **Signature of Reporting Person           Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.